UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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United Technologies Corporation

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Additional Information Concerning the 2012 Annual Meeting of Shareowners of United Technologies Corporation (“UTC”) to be Held on April 11, 2012

INTRODUCTION

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors. In particular, we request your support of our proposal regarding the Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”).

Institutional Shareholder Services (“ISS”) has recommended a vote against this proposal. In its report, ISS concedes that “shareholders have benefited from investing long-term at UTX, as demonstrated by the company’s three-year and five-year TSRs.” ISS, nonetheless, recommends against UTC’s Say-on-Pay proposal principally on the basis of:

•	a limited and fundamentally misaligned comparison group that ISS has arbitrarily formulated; and

•	a Total Shareowner Return (“TSR”) measurement formula that fails to adjust for near-term volatility resulting from extraordinary events.

The Compensation Discussion and Analysis on page 19 of our Proxy Statement explains in detail UTC’s pay for performance and shareowner alignment compensation program objectives. At last year’s Annual Meeting of Shareowners, with the support of ISS, UTC’s compensation program was approved with the support of 98% of the votes cast. Nothing has changed. UTC’s Board of Directors remains committed to compensation that drives performance and aligns with investors’ interests. UTC’s benchmarks, targets and metrics, which have successfully correlated with outstanding near- and long-term performance in the past, remain in place. As explained below, the only thing that has changed is ISS’ assessment methodology, which we believe to be fundamentally deficient.

ISSUE SUMMARY

•	The ISS analysis is materially flawed as its peer group methodology does not present relevant comparisons

•	Twelve of 15 ISS identified peers are not industrial companies, rendering financial performance comparisons meaningless

•	Eight of 15 ISS peers had not filed their 2011 proxy as of ISS’ report – meaning UTC’s 2011 CEO compensation has been compared to 2010 compensation for the majority of the peer group

•	Point-in-time TSR measurement fails to account for the impact of material events

•	The ISS statement that UTC’s long-term incentive plan (“LTIP”) goals are “less than rigorous” is without merit, as the payouts over the most recent three years are at or below target level

•	The ISS valuation significantly overstates the value of CEO pay

ISSUE DETAIL

Peer Group

ISS’ new methodology results in a peer group comprised of the following industries:

	Number	ISS Peers
Capital Goods	3	Boeing, Caterpillar, General Electric
Energy	3	Chevron, ConocoPhillips, Exxon Mobil
Information Technology	5	Apple, Hewlett-Packard, Intel, IBM, Microsoft
Materials	1	Dow Chemical
Telecommunications	2	AT&T, Verizon Communications
Transportation	1	United Parcel Service

80% of the companies within the ISS comparison group are irrelevant for purposes of benchmarking shareowner returns against UTC because they are in completely unrelated industries. Only the three Capital Goods industry companies present directly relevant comparisons.

ISS acknowledges (on page 14 of its “Evaluating Pay for Performance Alignment” document dated December 20, 2011) that “approximately 25 non-financial companies within the Russell 3000 index have insufficient industry peers generated by the standard methodology because they are unique in being among the largest public companies and have very few (and in some cases no) industry peers close to their size….” UTC has been categorized by ISS as one of these “unique” companies. Unfortunately, rather than attempting to construct a reasonably relevant group, ISS constructed a group based solely on market capitalization and revenue, without regard to industry, which we believe is critical in any TSR comparison. For example, Apple Inc.’s performance is of little, if any, relevance to UTC’s performance, yet ISS has used it as a comparison company.

For purposes of our long-term incentive program, UTC measures TSR performance versus the S&P 500 to account for the fact that there are a limited number of industry-specific peers of a similar size to UTC.

Finally, as of the ISS report date, we believe that 2011 CEO compensation data has been included for only seven of the ISS peer group companies, resulting in comparisons to outdated compensation information for a significant portion of the ISS peer group.

TSR Measurement

The December 31, 2011 TSR snapshot does not account for the impact of UTC’s agreement to acquire the Goodrich Corporation (subject to regulatory approvals).

•

The proposed Goodrich transaction will be the largest acquisition in the history of the aerospace industry and, as would be expected, UTC’s share price experienced downward pressure following the announcement. This is a common occurrence in large M&A deals.

•

To support this point, the ISS pay for performance model yields a substantially different result by simply running the model as of March 15, 2012 instead of December 31, 2011. In fact, as of March 15, 2012, UTC would have passed the ISS pay for performance test, a mere two and a half months after the fiscal year end measurement period. A similar result occurs by running the ISS model as of June 30, 2011, a date that precedes the Goodrich acquisition announcement. Nothing requires ISS to use December 31, 2011 as the measurement date.

•	In our view, some flexibility is required in the application of the ISS testing model to account for the timing of material events such as UTC’s proposed $18 billion Goodrich acquisition.

As of March 15, 2012, we present the following TSR comparisons for your consideration:

	1-year TSR	3-year TSR	5-year TSR
UTX	12.0%	130.4%	51.4%
S&P Capital Goods	8.6%	140.2%	12.0%
S&P 500	11.9%	97.7%	12.4%
*	TSR data provided by Standard & Poor’s Capital IQ

LTIP Performance Targets

ISS contends that UTC’s relative TSR and absolute EPS targets are “less than rigorous.” Under the UTC program, awards can payout between 0 – 200% of target level. For the most recently vested LTIP awards, payouts have been far below maximum. In fact, actual results were at or below target as follows:

Performance Period	Payout	Final Performance
2007 – 2009	100%	At Target
2008 – 2010	84%	Below Target
2009 – 2011	51%	Below Target

Given these results, it is hard to understand ISS’ subjective and unsupported assessment that UTC’s targets are “less than rigorous.”

Valuation

We believe that ISS significantly overvalues CEO long-term incentive awards granted in 2011. UTC retains an experienced, independent third-party to value its equity awards. This valuation runs one million simulations which incorporate tens-of-thousands of data points to estimate projected award values which are disclosed in UTC’s annual Form 10-K. While some variation based on differing valuation methodologies is understandable, a $2.7M increase in the award value of the CEO’s stock appreciation rights seems extraordinary and unreasonable.

CONCLUSION

In considering your vote, we once again urge shareowners to review the Compensation Discussion and Analysis on page 19 of UTC’s proxy statement and to consider the information in this letter. UTC’s Board of Directors’ Committee on Compensation and Executive Development maintains a compensation program that, in our view, has effectively aligned executive compensation with shareowner interests. We believe the ISS methodology for assessing UTC’s compensation program is inappropriate and fails to properly assess the relationship between pay and performance.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR UTC’S PROPOSAL 3:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION